AMENDMENT NO. 3
                                       to
                           LOAN AND SECURITY AGREEMENT
                          dated as of December 18, 1997


     THIS AMENDMENT NO. 3 dated as of June ____, 1998 is made by and among SYNTHETIC INDUSTRIES, INC., a Delaware corporation (the "Borrower"), the Lenders parties from time to time to the Loan Agreement (as hereinafter defined), and BANKBOSTON, N.A. ("BankBoston"), as the agent (the "Agent") for the Lenders.

                             Preliminary Statements

                  The Borrower, the Lenders and the Agent are parties to a Loan and Security Agreement dated as of December 18, 1997, as amended by Amendment No. 1 dated as of March 11, 1998 and Amendment No. 2 dated as of April 15, 1998 (as so amended and in effect, the "Loan Agreement"; terms defined therein and not otherwise defined herein being used herein as therein defined). The Borrower has advanced and expects in the future to advance funds to Synthetic L.P. to permit Synthetic L.P. to pay (and has paid directly on behalf of Synthetic L.P.) certain transaction expenses and expenses of litigation in connection with the pending corporate reorganization of Synthetic L.P. The Borrower proposes to accept from Synthetic L.P. shares of the Borrower's capital stock as reimbursement for such advances and direct payments and to hold such shares as treasury stock. The Borrower has requested the consent of the Agent and the Required Lenders to this arrangement and to the exclusion of such treasury stock from computation of consolidated Net Worth for purposes of determining the Borrower's compliance with the financial covenants contained in the Loan Agreement and the Agent and the Lenders have agreed to grant such consent, upon and subject to all of the terms, conditions and provisions of this Amendment.

                  Accordingly, in consideration of the Loan Agreement, the Loans made by the Lenders and outstanding thereunder, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1. Amendments to Loan Agreement. From and after the date hereof, subject to satisfaction of the conditions set forth in Section 2, the Loan Agreement is hereby amended by

     (a) amending Section 1.1. Definitions thereof by inserting in correct alphabetical order the following additional definition:

                  Treasury Stock means shares of common stock of the Borrower held by the Borrower in its treasury that have been acquired by the Borrower in one or more transfers from Synthetic L.P. in payment of certain intercompany loans and advances made by the Borrower to Synthetic L.P., provided that the aggregate value of such shares, as determined in good faith by the Borrower's Board of Directors with respect to each transferred share at the time of transfer by reference to recent market prices of such common stock, shall not exceed $3,000,000.

                  (b)  amending   Section  12.1  Financial  Ratios  by  amending
subsection (a) thereof in its entirety to read as follows:

                  (a) Minimum Net Worth. Consolidated Net Worth of the Borrower and its Consolidated Subsidiaries (exclusive of the effect of the Borrower's acquisition, disposition or holding of any Treasury Stock) at any time after the Effective Date to be less than the sum of (i) $102,817,000 plus (ii) an amount equal to 75% of consolidated New Income of the Borrower and its Consolidated Subsidiaries for each fiscal quarter of the Borrower ending after the Effective Date and on or prior to the date of determination, on a cumulative basis (and without deduction for any losses).

                  (c) amending Section 12.4 Investments by inserting therein immediately after the phrase "this Section 12.4 shall not apply to Investments in" the phrase "(a) Treasury Stock or (b)";

     (d) amending Section 12.6 Restricted Distributions and Payments, Etc. by adding at the end of the first sentence (immediately before the period following the phrase "would at all times have been greater than $10,000,000"), the following new clause (iii):
                  , or (iii) acquisition by the Borrower of the Treasury Stock

                  Section 2. Effectiveness of Amendment. This Amendment shall become effective on the date (the "Amendment Effective Date") on which the Agent has received seven copies of this Amendment duly executed and delivered by each of the Borrower and the Required Lenders.

                  Section 3. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders that it has the corporate power and has taken all actions necessary to authorize it to execute and deliver this Amendment and the other documents contemplated to be delivered by it pursuant to this Amendment and to perform its obligations under the Loan Agreement as amended by this Amendment and under such other documents; that this Amendment has been and each such other document when executed and delivered by the Borrower will have been, duly executed and delivered by the Borrower; and that the Loan Agreement as amended hereby and each such other document, constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

                  Section 4. Effect of Amendment. From and after the effectiveness of this Amendment, all references in the Loan Agreement and in any other Loan Document to "this Agreement," "the Loan Agreement," "hereunder," "hereof" and words of like import referring to the Loan Agreement, shall mean and be references to the Loan Agreement as amended by this Amendment. Except as expressly amended hereby, the Loan Agreement and all terms, conditions and provisions thereof remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

                  Section 5.        Counterpart Execution; Governing Law.

                  (a) Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

     (b) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.


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                  IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this
Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                             SYNTHETIC INDUSTRIES, INC.



   [Corporate Seal]                           By:
                                              Name:
ATTEST:                                       Title:


------------------------------
[Assistant] Secretary
                                  BANKBOSTON, N.A., as the Agent and as a Lender


                                              By:
                                              Stephen Y. McGehee
                                              Managing Director


                                  SANWA BUSINESS CREDIT CORPORATION

                                              By
                                              Name:
                                              Title:


                                  SOUTHTRUST BANK, NATIONAL ASSOCIATION


                                              By:
                                              Name:
                                              Title: